Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 2

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces First Quarter Earnings

LOS ANGELES, CA May 8, 2009 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the first quarter ended April 4, 2009.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

FIRST QUARTER EARNINGS RELEASE

(UNAUDITED)

		Thirteen Weeks Ended
		April 4, 2009	March 29, 2008

Sales	(a)	$108,847,000	$118,816,000

Operating income		9,770,000	10,421,000

Interest, dividend and other income (expense), net	(b)	73,000	596,000

Income before income taxes		9,843,000	11,017,000

Income tax provision		4,010,000	4,488,000

Net income		$5,833,000	$6,529,000

Basic and diluted net income per common share		$1.85	$2.07

Basic and diluted weighted average common shares outstanding		3,161,098	3,161,098

(a)                Same store sales for the first quarter of 2009 decreased 8.4% compared to the same period of 2008.  Sales during the first quarter of 2009 were negatively impacted by economic conditions and increased competition in our trade area.  In addition, the first quarter of 2008 included Easter sales which did not occur until the second quarter of 2009.

(b)               Net interest and dividend income is substantially lower during the first quarter of 2009 compared to 2008 due to lower interest rates in 2009.  In addition, the Company’s cash available for investment was significantly lower during the first quarter of 2009 compared to the same period of the prior year due to a special cash dividend paid on December 8, 2008 totaling $79,027,000.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950